$200,000.00 USD	Lewisville, Texas, March 7, 2003

RENEWAL AND EXTENSION AGREEMENT FOR
PROMISSORY NOTE

        On the 4th day of November, 2002, Founders Industries, Inc., renewed and extended an obligation and agreed and promised to pay to the order of Dennis Odom, the sum of One Hundred Thirty Thousand ($ 130,000.00) Dollars, together with interest thereon at the rate of 10% per annum on any unpaid balance. Said sum was due and payable in one payment including principal and accrued interest on November 4, 2004.

        On the 30th day of October, 2001, Basic Technologies, inc., created an obligation and agreed and promised to pay to the order of Dennis Odom, the sum of Fifteen Thousand ($ 15,000.00) Dollars, together with interest thereon at the rate of 10% per annum on any unpaid balance. Said sum was due and payable in one payment including principal and accrued interest on October 30, 2003.

        The parties have renegotiated the terms of the renewed and extended obligations to renew and extend the term and amount of original note to include accrued interest to date and to extend the term of the obligation for a period of four (4) years from date hereof; and have agreed to fund and collateralize an additional Fifty Five Thousand ($55,000.000 Dollars. The renewed and extended balance of the obligation is Two Hundred Thousand ($200,000.00) Dollars USD and the obligation shall accrue interest at the rate of eight (8%) per cent.

        Repayment of the amount shall be in twelve monthly payments of $2,827.34 starting on April 15, 2003; then thirty-six monthly payments of $4,882.60 starting on April 15, 2004, and a balloon payment of the remaining principal balance due on March 7, 2007.

        Founders Industries, Inc., the successor in interest to this obligation, reserves the right to prepay this note in whole or in part without penalty. All payments shall be first applied to accrued interest and the balance to principal. The holder of the note shall have the right, at any time, to convert any portion of the balance due under the terms of this note to common stock in Founders Industries, Inc., at an agreed price of $1 per share.

        This note shall be secured by rights contained in the original notes, as to equipment, and by a certain security agreement delivered of even dates. This note shall be fully payable upon demand of any holder in the event Founders Industries, Inc., shall default in making any payments due under this note within ten (10) days of its due date.

        In the event of any default, Founders Industries, Inc., agrees to pay all reasonable attorney fees and costs of collection to the extent permitted by law. This note shall take effect as a sealed instrument and be enforced in accordance with the laws of the payee's state.
Signed 3/7/03		FOUNDERS INDUSTRIES, INC.
By:_________________________
Bryan L. Walker, on 3/7/03
Chief Executive Officer
Payee:	Dennis Odom
10832 Prospect Ave. NE
Albuquerque, NM 87112